EXHIBIT 10.1
SEVERANCE AGREEMENT AND RELEASE
Before signing this Severance Agreement and Release (the “Release”), you are advised to consult with an attorney. Your signature must be notarized.
This Release is entered into knowingly and voluntarily on the date specified on the signature page hereto, by and between Laurie Brlas (“Employee”) and Cliffs Natural Resources Inc. and its affiliates identified in Section III. A below (collectively, the “Company”). Employee and the Company are referred to each individually as a “Party” and collectively as the “Parties.”
RECITALS
A.Employee’s employment with the Company terminated effective July 31, 2013 (the “Termination Date”). On the Termination Date, Employee ceased to serve as Executive Vice President and President, Global Operations, of the Company, and resigned from any other positions that she then held with the Company.
B.Employee received this Release on August 20, 2013 (“Receipt Date”).
C.Employee and the Company desire to establish an amicable separation of Employee’s employment to facilitate an appropriate transition of Employee’s responsibilities as to the Company and to settle fully and finally any and all differences between them which have arisen, or may arise, out of the employment relationship and/or the termination of that relationship.
D.The Company desires to offer Employee the payments and benefits described herein in connection with Employee’s termination of employment.
E.Receipt of the payments and benefits described herein requires (i) execution and notarization, (ii) delivery to the Company, and (iii) non-revocation, of this Release, all within the time frames specified in Section VI.
AGREEMENT
I.    SEVERANCE PAYMENTS AND BENEFITS
A.    Subject to Section I.B, Employee shall receive the following payments (collectively, the “Payments”) and benefits (collectively, the “Benefits”) if Employee (1) signs, notarizes and delivers this Release within the time frames and in accordance with the provisions of Section VI.B; and (2) does not revoke the Release prior to the “Effective Date” (as defined in Section VI.D):

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A cash payment equal to $2,232,000, which is equal to twenty-four (24) months Base Pay ($620,000 * 2 = $1,240,000) plus two times an additional amount that represents an annual incentive bonus payable at target ($620,000 * 80% * 2 = $992,000) paid, less appropriate withholdings and deductions, in a lump sum within thirty (30) days after the Receipt Date, but not prior to the Effective Date.

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A cash payment equal to $71,540, as compensation for Employee’s earned but unused vacation for 2013, paid, less appropriate withholdings and deductions, in a lump sum within thirty (30) days after the Receipt Date, but not prior to the Effective Date.

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A cash payment equal to the Executive Management Performance Incentive Plan (the “EMPI Plan”) bonus for 2013, with the bonus payout to be determined based on actual performance during the applicable performance period and paid, less appropriate withholdings and deductions, in a lump sum when the 2013 EMPI Plan bonuses are paid to active employees of the Company, which is expected to be in the first quarter of 2014. For the avoidance of doubt, (i) Employee’s EMPI Plan bonus in respect of 2013 shall not be pro-rated, and (ii) Employee shall not participate in the EMPI Plan for 2014 and subsequent years.

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Continued coverage following the Termination Date under the medical, prescription drug, dental, and vision benefit programs under the health care plan for active employees offered by the Company, if any (the “Active Health Care Plan”), for Employee and Employee’s eligible dependents, through the period described below as long as Employee or Employee’s eligible dependents timely and properly pay(s) the same portion of the costs of such coverages as is paid by similarly situated active employees. Such coverages will end, as to Employee or any eligible dependent, and Employee’s rights under COBRA shall commence, at the earlier of:

◦	The date Employee or the eligible dependent, as applicable, fail(s) to pay his or her share of the costs for such coverages;

◦	The death of Employee or the eligible dependent, as applicable; or

◦	The second anniversary of the Termination Date.
The costs of the coverage described under this Section I.A (other than the portion paid by Employee or any eligible dependent) shall be reported to the Internal Revenue Service as taxable income to Employee to the extent required to avoid the benefits provided pursuant to such coverage being taxable to Employee or an eligible dependent pursuant to Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision. In the event that prior to the expiration of this obligation, as described above, Employee obtains health care coverage(s) from one or more subsequent employers, it is understood that during such employment the Company’s Active Health Care Plan will be secondary to the coverage(s) provided by the subsequent employer(s) notwithstanding the coordination of benefit provisions of such other coverage(s) and, thus, the availability of benefits under the Company’s Active Health Care Plan will be determined after those of the coverage(s) provided by the subsequent employers and may be reduced because of benefits payable under the other coverage(s).

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Employee shall be entitled to vest in the performance share awards held by her on the date hereof based on actual performance through the entire applicable performance period of each such award, in each case with the number of shares earned prorated based on the number of full months that Employee is employed during such performance period through the Termination Date, with the number of shares so earned to be paid out in the manner and at the time specified by the terms of each such award.

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Employee shall be entitled to vest in the restricted share unit awards held by her on the date hereof, with the number of shares earned in the case of each such award prorated based on the number of full months that Employee is employed during the applicable vesting period through the Termination Date, with the number of shares earned to be paid out in the manner and at the time specified by the terms of each such award.

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Provided that Employee properly and timely completes and submits all of the necessary documentation relating to the provision of outplacement services, the Company shall pay for outplacement services provided by a firm, chosen by Employee from a list of vendors approved by the Company, for a maximum of twenty-four (24) consecutive months following the Termination Date, with the final Company payments for outplacement services to be made no later than December 31, 2016.

•	Employee shall be entitled to retain her current mobile telephone number.
B.    Should Employee breach any of the covenants contained in Sections VII (relating to the covenant of confidentiality, but excluding for purposes of this Section I.B any immaterial breach with respect to immaterial confidential information), IX (relating to the covenant to cooperate with the Company), and XII (relating to the covenant not to solicit employees) of this Release, Employee shall be required to return the Payments and the value of the Benefits already received under this Release in excess of one (1) month’s Base Pay within seven (7) days of demand by the Company, and shall receive no further Payments or Benefits under this Release.
C.    Subject to Section I.B, should Employee die prior to receipt of the Payments set forth in Section I.A, then the Payments will be payable to Employee’s estate or otherwise inure to the benefit of her heirs.
D.    The term “Base Pay” shall mean Employee’s rate of annual base salary in effect as of the Termination Date. Base Pay does not include pension contributions made by the Company, welfare or other fringe benefits paid for by the Company, expense reimbursements, overtime pay, bonuses, commissions, incentive pay, or any other special compensation.
II.    REPRESENTATIONS AND WARRANTIES
Employee understands, acknowledges and agrees that:

•	Employee has the sole right and exclusive authority to execute this Release;

•	The Company is not obligated to pay, and will not pay, to Employee any Payments or Benefits until this Release has become effective;

•	Employee executes this Release knowingly and voluntarily, in order to induce the Company to provide the Payments and Benefits;

•	Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Release;

•	No other person or entity has an interest in the claims, demands, obligations or causes of action referred to in this Release;

•	The Payments and Benefits that Employee will receive in exchange for executing this Release are in addition to anything of value to which Employee is already entitled;

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The Payments and Benefits provided for in this Release are the only consideration that Employee ever will receive from the Company or any Released Parties (as defined below) for any and all claims, demands, obligations or causes of action released by this Release;

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The Payments and Benefits provided for in this Release are not intended to be provided in addition to any payments or benefits that now may be due or in the future become due or payable to Employee under the Worker Adjustment and Retraining Notification (“WARN”) Act (if applicable). Therefore, if WARN Act payments are or become due to Employee, any Payments and Benefits made under this Release in excess of one month’s Base Pay, up to the full amount necessary to satisfy such obligation, shall be treated as having been paid in satisfaction of any such obligation, and the rest of the Payments and Benefits shall be treated as having been given in exchange for the other covenants, agreements and obligations of this Release;

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This Release and its terms shall not be construed as an admission of any liability whatsoever on the part of the Company or any other Released Parties described in this Release, by which/whom any liability is and always has been expressly denied;

•	With the payments contemplated by this Release, the Company will have paid Employee for all vacation and any other paid time off which has been accrued through the Termination Date;

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As of the date of execution of this Release, Employee has not filed any administrative charges or lawsuits arising out of or relating to her employment with the Company or the separation of that employment. If Employee cannot represent that the statement in this paragraph is true, initial here: _____; and

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As of the date of execution of this Release, Employee has no work-related injury and is medically stationary with no impairment of earning capacity. If Employee cannot represent that the statement in this paragraph is true, initial here: _____.

III.    RELEASE
A.    Employee, for herself, and her marital community (if any), agents, heirs, executors, administrators, and assigns, hereby knowingly and voluntarily fully releases and forever discharges from any and all agreements, debts, claims, demands, actions, judgments, causes of action, and liabilities of every kind or nature, known or unknown, that Employee, individually or as a member of a class, ever had or now has, the following (referred to collectively as the “Released Parties”):

•	Cliffs Natural Resources Inc.;

•	Cliffs North American Coal LLC;

•	Pinnacle Mining Company, LLC;

•	Oak Grove Resources, LLC;

•	Cliffs Logan County Coal LLC;

•	Cliffs Quebec Iron Mining Limited;

•	The Bloom Lake Iron Ore Mine Limited Partnership;

•	Cliffs Canadian Shared Services Inc.;

•	Northshore Mining Company;

•	Silver Bay Power Company;

•	Tilden Mining Company LC;

•	Empire Iron Mining Partnership;

•	Cliffs Mining Company;

•	Hibbing Taconite Company Joint Venture;

•	United Taconite LLC;

•	The Cleveland-Cliffs Iron Company;

•	Cliffs Mining Services Company;

•	Lake Superior & Ishpeming Railroad Company;

•	Wabush Iron Co. Ltd.;

•	Wabush Mines Joint Venture;

•	Cliffs International Management Company LLC;

•	Cliffs Sales Company;

•	Cliffs Natural Resources Exploration Ltda.;

•	Cliffs Natural Resources Pty Ltd;

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All affiliates of Cliffs Natural Resources Inc. not already listed above, including without limitation any corporation or other entity which is controlled by or under common control with Cliffs Natural Resources Inc., or which is in the same affiliated service group or otherwise required to be aggregated with Cliffs Natural Resources Inc. under Sections 414 or 1563 of the Internal Revenue Code;

•	All current or former owners, officers, directors, shareholders, members, employees, managers, agents, attorneys, partners and insurers of the above entities; and

•	The predecessors, successors, and assigns of the above entities and individuals and the spouses, children, and family members of the above individuals.

B.    Without limiting the generality of this Release, Employee acknowledges and agrees that this Release is intended to bar every claim, demand, and cause of action, including without limitation any and all claims arising under the following laws, as amended from time to time:

•	The federal Civil Rights Acts of 1866, 1871, 1964 and 1991 and all similar state civil rights statutes;
•The Employee Retirement Income Security Act of 1974;
•The Fair Labor Standards Act;
•The Rehabilitation Act of 1973;
•The Occupational Safety and Health Act;
•The Mine Safety and Health Act;
•The Health Insurance Portability and Accountability Act;
•The Age Discrimination in Employment Act;
•The Americans with Disabilities Act;
•The National Labor Relations Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Worker Adjustment and Retraining Notification Act;
•The Lily Ledbetter Fair Pay Act;
•The Ohio Civil Rights Act;
•State wage payment statutes;
•State employment statutes;
•Any statutes regarding the making and enforcing of contracts;
•Any whistleblower statute; and
•All similar provisions under all other federal, state and local laws.

C.    Without limiting the generality of this Release, Employee further acknowledges and agrees that this Release is intended to bar all equitable claims and all common law claims, including without limitation claims of or for:

•Breach of an express or an implied contract;
•Breach of the covenant of good faith and fair dealing;

•	Unpaid wages, salary, commissions, vacation or other employee benefits;
•Unjust enrichment;
•Negligent or intentional interference with contractual relations;
•Negligent or intentional interference with prospective economic relations;
•Estoppel;
•Fraud;
•Negligence;
•Negligent or intentional misrepresentation;
•Personal injury;
•Slander;
•Libel;
•Defamation;
•False light;
•Injurious falsehood;
•Invasion of privacy;
•Wrongful discharge;
•Failure to hire;
•Retaliatory discharge;
•Constructive discharge;
•Negligent or intentional infliction of emotional distress;
•Negligent hiring, supervision or retention;
•Loss of consortium; and
•Any claims that may relate to drug and/or alcohol testing.

D.    Employee further understands, acknowledges and agrees that this Release contains a general release, and that Employee further waives and assumes the risk of any and all claims which exist as of the date this Release is executed, including those of which Employee does not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect Employee’s decision to sign this Release.
E.    Employee further understands, acknowledges and agrees that this Release waives any right Employee has to recover damages in any lawsuit brought by Employee as well as in a lawsuit brought by any third party, including without limitation the Equal Employment Opportunity Commission (the “EEOC”) or any similar state agency. Employee is not, however, waiving the right to file a charge with the EEOC or any similar state agency.
F.    This Release shall not be interpreted to release or require the release of the Company or the Released Parties from any:

•	Claims for Payments or Benefits under this Release; or

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Claims for benefits under any qualified and nonqualified retirement and deferred compensation plans or arrangements of the Company in which Employee was an eligible participant immediately prior to the Termination Date; or

•	Claims arising out of acts or practices which occur after the execution of this Release.
The Company agrees to indemnify Employee for actions occurring prior to the Termination Date to the same extent provided during her employment. Following the Termination Date, Employee shall continue to be covered by any provision for indemnification by the Company in effect on the date of the execution of this Agreement for so long and to the same extent that the Company provides the same or more favorable indemnification to its active senior executives. In addition, the Company shall continue to maintain D&O coverage that covers Employee to the same extent that it covers the Company’s active senior executives. Finally, in the event of a change in control in which the Company is not the survivor, the Company shall use its reasonable best efforts to require as part of such transaction that the surviving company provide indemnification and D&O coverage that covers Employee to the extent described in this paragraph, provided that the Company shall, in any event, use its reasonable best efforts to require that the surviving company provide Employee with the same indemnification rights and D&O coverage as are provided to the senior executives who remain with the Company following the change in control.
IV.    REPRESENTATION OF UNDERSTANDING OF RELEASE
Employee acknowledges that Employee has had the opportunity to consult an attorney of Employee’s own choosing before entering into this Release. Employee represents and warrants that Employee has read all of the terms of this Release and that Employee fully understands and voluntarily accepts these terms. Employee further acknowledges and agrees that Employee has been given a reasonable period of time within which to consider this Release.
V.    RELEASE OF FEDERAL AGE DISCRIMINATION CLAIMS
Employee understands and agrees that a waiver of claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621, et seq.) (the “ADEA”), is not effective unless it is “knowing and voluntary,” and that the ADEA imposes certain minimum requirements for a waiver of ADEA claims to be knowing and voluntary. Employee acknowledges and agrees that Employee is knowingly and voluntarily giving up any rights or claims for relief Employee may have under the ADEA regarding the Company’s conduct or the conduct of any Released Parties. However, Employee acknowledges and agrees that Employee is not giving up the right to challenge the validity of this Release under the ADEA.

VI.	TIME TO CONSIDER AND CANCEL RELEASE; EFFECTIVE DATE
A.    Employee acknowledges that she has had at least twenty-one (21) calendar days from the Receipt Date to decide whether to sign this Release and is advised to consult with an attorney before doing so. Employee is not to sign this Release unless Employee understands its provisions and is doing so voluntarily.
B.    This Release shall be signed and notarized no later than twenty-one (21) calendar days following the Receipt Date. Further, this Release shall be delivered to (or postmarked for delivery to) James R. Michaud, Executive Vice President, Chief Human Resources Officer, Cliffs Natural Resources, 200 Public Square, Suite 3300, Cleveland, OH 44114, no later than twenty-one (21) calendar days following the Receipt Date.

C.    After Employee has signed this Release, Employee has seven (7) days to change her mind and notify the Company in writing that Employee has revoked this Release. If Employee so revokes this Release, this Release will be null and void, and will have no force or effect. Written notice of a cancellation of this Release must actually be received by the Company at the following address and must be postmarked within the time frame described above in order to be effective: James R. Michaud, Executive Vice President, Chief Human Resources Officer, Cliffs Natural Resources, 200 Public Square, Suite 3300, Cleveland, OH 44114.
D.    If Employee (i) signs, notarizes and delivers this Release within the time frames and in accordance with the provisions of Section VI.B; and (ii) does not revoke this Release within the time frames and in accordance with the provisions of Section VI.C, this Release shall become effective on the eighth (8th) day after Employee signed it (the “Effective Date”).
E.    Employee understands that if she revokes this Release, it shall not be effective or enforceable and Employee will not receive any Payments or Benefits under this Release.

VII.	CONFIDENTIAL INFORMATION AND COVENANTS
Employee represents that, during Employee’s employment with the Company, Employee has not breached the Employee Invention and Secrecy Agreement between Employee and the Company dated November 22, 2006 (“Confidentiality Agreement”). Employee further represents and warrants that Employee will continue to abide by the terms of the Confidentiality Agreement after the Termination Date.
VIII.    RETURN OF COMPANY PROPERTY
A.    Employee has returned to the Company as of the date of this Release all originals and copies of the Company’s property, documents and information in Employee’s possession, regardless of the form on which such information has been maintained or stored, including without limitation, computer disks, tapes or other forms of electronic storage, Company credit cards (including telephone credit cards), tools, equipment, keys, identification, software, computer access codes, disks and instructional manuals, and all other property prepared by, or for, or belonging to the Company. Employee further agrees that she will not retain any documents or other property belonging to Company, except as provided below.
B.    By signing this Release, Employee affirms that Employee either (i) has no Company property remaining in her possession or control or, (ii) if Employee does have any such property in her possession or control, Employee has provided the Company a list of such property, the reason why Employee has been unable to return it to the Company, and the date by which Employee intends to return such property to the Company. Notwithstanding the foregoing, the Company acknowledges that the Employee may retain copies of emails or correspondence, in each case, that are/is personal or relate(s) to civic or charitable activities. Furthermore, the Company agrees that Employee shall retain her mobile phone, iPad and laptop computer, in each case, as permitted in accordance with Company policy; that such devices have been inspected by the Company; and the Company is satisfied that such devices do not contain any proprietary or confidential information of the Company.
C.    Employee must comply fully with this Section VIII before the Company is obligated to perform under Section I.

IX.    COOPERATION
Following the Termination Date, Employee shall fully and reasonably cooperate with the Company in effecting a smooth transition, and shall timely provide such information as the Company may reasonably request regarding operations and information within Employee’s knowledge while Employee was employed by the Company.
X.    RESIGNATION AND RE-EMPLOYMENT
A.    Employee hereby represents that she has irrevocably resigned from any and all corporate offices with the Company and any of the Released Parties which she held in her capacity as an employee of the Company including without limitation positions as an officer, director, member, manager, agent, or partner of any such entities. Employee further agrees to execute any further documents required to effectuate such resignations as may be requested by the Company.
B.    Employee hereby forever gives up, waives and releases any right to be hired, employed, recalled or reinstated by the Company or any affiliate of the Company.
XI.    NON-DISPARAGEMENT
Employee shall not make any negative statements orally or in writing about Employee’s employment with the Company, about the Company or its affiliates or any of its employees or products, to anyone other than to the EEOC or any similar state agency, Employee’s immediate family, and Employee’s legal representatives or financial advisors. Nothing herein shall prevent Employee from testifying truthfully in a legal proceeding or governmental administrative proceeding. Employee may indicate on employment applications and during interviews that Employee was employed by the Company, Employee’s duties, length of employment, and compensation. Employee may also indicate on employment applications and during interviews that Employee departed from the Company on an agreed basis and in good standing at the Company, and, if asked, the Company will characterize Employee’s departure on the same terms. The Company shall not make any negative statements orally or in writing about Employee’s employment with the Company to anyone other than to the EEOC or any similar state agency and the Company’s legal representatives and the Company has instructed its senior executives not to make such statements. Nothing herein shall prevent the Company from testifying truthfully in a legal proceeding or governmental administrative proceeding.
XII.    NON-SOLICITATION
Employee agrees that, during her period of employment and the period beginning on the Termination Date and ending twelve (12) months following the Termination Date, Employee shall not, directly or indirectly, personally contact, approach or solicit for the purpose of offering employment to, or, directly or indirectly, actually personally hire, any person employed by the Company or its affiliates (or who was employed by the Company or its affiliates during the six (6) month period immediately prior to such solicitation or hire), without the prior written consent of the Company; provided, however, that this Section XII shall not preclude Employee from soliciting for employment (but shall, for the avoidance of doubt, prohibit Employee from actually, directly or indirectly, personally hiring) any such person who responds to a general solicitation through a public medium that is not targeted at such person.

XIII.    SEVERABILITY
In the event that any provision(s) of this Release are/is found to be unenforceable for any reason whatsoever, the unenforceable provision shall be considered to be severable, and the remainder of this Release shall continue in full force and effect.
XIV.    BINDING EFFECT
This Release shall be binding upon and operate to the benefit of Employee, the Company, the Released Parties, and their successors and assigns.
XV.    WAIVER
No waiver of any of the terms of this Release shall constitute a waiver of any other terms, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. The Company or Employee may waive any provision of this Release intended for its/her benefit, but such waiver shall in no way excuse the other Party from the performance of any of its/her other obligations under this Release.
XVI.    GOVERNING LAW
This Release shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of law, except to the extent those laws are preempted by federal law.
XVII.    SUBSEQUENT MODIFICATIONS
The terms of this Release may be altered or amended, in whole or in part, only upon the signed written agreement of all Parties to this Release. No oral agreement may modify any term of this Release.
XVIII.    ENTIRE AGREEMENT
This Release constitutes the sole and entire agreement of the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous agreements, promises, representations, negotiations, and understandings of the Parties, whether written or oral. There are no agreements of any nature whatsoever among the Parties except as expressly stated herein.
XIX.    ATTORNEYS’ FEES AND COSTS
This Section XIX shall not apply to any litigation arising out of a challenge to the validity of this Release under the ADEA, or any litigation in which the validity of this Release under the ADEA is an issue. In the event of litigation arising out of any other alleged breach of this Release, the prevailing Party shall be entitled to an award of its reasonable attorneys’ fees and costs.
XX.    SECTION 409A
Parties agree that Employee incurred a “separation from service” within the meaning of Section 409A of the Code (“Section 409A”), no later than the Termination Date. Notwithstanding anything in this Release to the contrary, if Employee is considered a “specified employee” (as defined in Section 409A), any amounts paid or provided under this Release shall, to the extent necessary in order to avoid the imposition of a penalty tax on Employee under Section 409A, be delayed for six months after Employee’s “separation from service” within the meaning of Section 409A, and the accumulated amounts shall be paid in a lump sum within ten (10) calendar days after the end of the six (6)-month period. If Employee dies during the six-month postponement period prior to the payment of benefits, the payments which are deferred on account of Section 409A shall be paid to the personal representative of Employee’s estate within 60 calendar days after the date of Employee’s death. For purposes of this Release, each amount to be paid or benefit to be provided to Employee pursuant to this Release shall be construed as a separate identified payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Release shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Release, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[Signature Page Follows]

Date: August 20, 2013			/s/ Laurie Brlas
Laurie Brlas

STATE OF OHIO	)
	)	ss
COUNTY of CUYAHOGA	)

On this 20th day of August, 2013, before me personally appeared Laurie Brlas, to me known to be the person described in and who executed the Severance Agreement and Release and acknowledged that she executed the same as her free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Robert J. Bonko
Notary Public

My Commission Expires:	No expiration date

CLIFFS NATURAL RESOURCES INC.

/s/ James Michaud
James Michaud
Executive Vice President, Chief Human Resources Officer

[Brlas Severance Agreement and Release Signature Page]